Exhibit 2.1

PURCHASE AND SALE AGREEMENT

AMONG

DOUBLECLICK INC.,

DOUBLECLICK INTERNATIONAL TECHSOLUTIONS LIMITED,

APRIMO, INCORPORATED

AND

APRIMO UK LIMITED

June 14, 2005

ARTICLE I STOCK AND ASSET PURCHASE		2

1.1	Sale and Transfer of Stock; Purchase and Sale of Assets; Assumption of Liabilities	2
1.2	Purchase Price and Related Matters	5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE PARENT		8

2.1	Organization, Qualification and Corporate Power	8
2.2	Capitalization	9
2.3	Authority	10
2.4	Noncontravention	10
2.5	Financial Statements	11
2.6	Absence of Certain Changes	11
2.7	Undisclosed Liabilities	13
2.8	Tax Matters	13
2.9	Assets and Properties	16
2.10	Owned Real Property	16
2.11	Leased Real Property	16
2.12	Intellectual Property	17
2.13	Contracts	18
2.14	Entire Business	20
2.15	Litigation	20
2.16	Employment Matters	20
2.17	Employee Benefits	21
2.18	Legal Compliance	23
2.19	Permits	23
2.20	Business Relationships with Affiliates	24
2.21	Brokers’ Fees	24
2.22	Customers and Suppliers	24
2.23	Environmental Matters	24
2.24	Elimination of Intercompany Items	24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYERS		24

3.1	Organization	25
3.2	Authority	25
3.3	Noncontravention	25
3.4	Litigation	25
3.5	Investment Intent	26
3.6	Financing	26
3.7	Solvency	26

ARTICLE IV CLOSING		26

4.1	Closing; Time and Location	26
4.2	Conditions to Obligations of the Buyers	26

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4.3	Conditions to Obligations of the Sellers	28
4.4	Local Transfer Documents	28
4.5	FIRPTA	28

ARTICLE V INDEMNIFICATION		28

5.1	Indemnification by the Parent	28
5.2	Indemnification by Aprimo	29
5.3	Claims for Indemnification	29
5.4	Survival	31
5.5	Limitations	31
5.6	Treatment of Indemnification Payments	32
5.7	Tax Matters	32

ARTICLE VI TAX MATTERS		33

6.1	Allocation of Certain Taxes	33
6.2	Group Relief and Transfer Pricing Adjustments	33
6.3	Transfer Taxes	34
6.4	Preparation and Filing of Tax Returns; Payment of Taxes	34
6.5	Tax Sharing Agreements	34
6.6	Cooperation on Tax Matters; Tax Audits	34
6.7	Scope of Article VI	35

ARTICLE VII EMPLOYEE MATTERS		35

7.1	Offer of Employment; Continuation of Employment	35
7.2	Cessation of Business Benefit Plan Participation; 401(k) Plan Matters	36
7.3	Employment Related Liabilities	36
7.4	Compensation; Employee Benefits; Severance Plans	36
7.5	Welfare Plans	37
7.6	Accrued Personal, Sick, Sabbatical or Vacation Time; Accrued Bonuses	38
7.7	U.S. WARN Act	38
7.8	U.S. COBRA	38
7.9	Notice to Business Employees	39

ARTICLE VIII POST-CLOSING COVENANTS		39

8.1	Access to Information; Record Retention; Cooperation	39
8.2	Director and Officer Indemnification	40
8.3	Use of Name for Transition Period	41
8.4	Use of Retained Marks in Transferred Technology	41
8.5	Collection of Accounts Receivable	41
8.6	Payment of Assumed Liabilities	42
8.7	Noncompetition, Nonsolicitation and Hiring	42
8.8	Consents to Assignment	43
8.9	Subsidiaries	44
8.10	Barclays	44

8.11	Further Assurances	44

ARTICLE IX MISCELLANEOUS		44

9.1	Press Releases and Announcements	44
9.2	No Third-Party Beneficiaries	45
9.3	Action to be Taken by Affiliates	45
9.4	Entire Agreement	45
9.5	Succession and Assignment	45
9.6	Notices	45
9.7	Amendments and Waivers	46
9.8	Severability	46
9.9	Expenses	47
9.10	Specific Performance	47
9.11	Governing Law	47
9.12	Submission to Jurisdiction	47
9.13	Bulk Transfer Laws	47
9.14	Construction.	47
9.15	Foreign Exchange Conversions	48
9.16	Waiver of Jury Trial	48
9.17	Incorporation of Exhibits and Schedules	48
9.18	Counterparts and Facsimile Signature	48

Disclosure Schedule

Schedules:

Schedule 1.1(b)(i)	Seller Accounts Receivable
Schedule 1.1(b)(ii)	Seller Tangible Property
Schedule 1.1(b)(iii)	Seller Prepaid Assets
Schedule 1.1(b)(iv)	Assigned Contracts
Schedule 1.1(b)(v)	Permits
Schedule 1.1(b)(vi)	Acquired Software
Schedule 1.1(b)(vii)	Intellectual Property
Schedule 1.1(e)(i)	Seller Accounts Payable
Schedule 1.2(c)	Allocation of Tax Purchase Price
Schedule 2.8(c)	Tax Jurisdictions
Schedule 4.2(a)	Governmental Filings
Schedule 7.1	Business Employees
Schedule 7.4	Form of Separation and Severance Agreement
Schedule 8.8	Third-Party Consents

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TABLE OF DEFINED TERMS

Defined Term	Section
Acquired Assets	1.1(b)
Affiliate	2.20
Agreed Amount	5.3(b)
Agreement	Preliminary Statement
Ancillary Agreements	4.2(c)(vii)
Aprimo	Preliminary Statement
Aprimo UK	Preliminary Statement
Assigned Contracts	1.1(b)(iv)
Assumed Liabilities	1.1(d)
Business	Introduction
Business Day	9.15
Business Employees	7.1
Business Benefit Plans	2.17(a)
Business Material Adverse Effect	2.1(a)
Business Subsidiary	Introduction
Business Subsidiaries	Introduction
Business Subsidiary Benefit Plans	2.17(a)
Business Subsidiary Employee	7.1
Buyer	Preliminary Statement
Buyers	Preliminary Statement
Buyer Material Adverse Effect	3.3(b)
Buyer Plans	7.4(b)
Buyers’ Objection Notice	1.2(d)(iv)
Cause	7.4(c)
Chapter IV	6.2(a)
Claimed Amount	5.3(b)
Claim Notice	5.3(b)
Closing	4.1
Closing Adjustment	1.2(d)(ii)(B)
Closing Date	4.1
Closing Date Deficiency	1.2(d)(ii)(A)
Closing Date Net Assets	1.2(d)(i)
Closing Date Statement of Income	1.2(d)(i)
Closing Date Statement of Net Assets	1.2(d)(i)
Closing Date Surplus	1.2(d)(ii)(B)
COBRA	7.8
Code	1.2(c)
Damages	5.1
DC CM	Introduction
DC CM Stock	Introduction
DC EMS	Introduction
DC EMS Stock	Introduction

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Defined Term	Section
DC International	Preliminary Statement
Deferred Consent	8.8
Deferred Item	8.8
Designated Contracts	2.13(b)
Disclosure Schedule	Article II
Employee Benefit Plan	2.17(a)
ERISA	2.17(a)
ERISA Affiliate	2.17(a)
Escrow Agent	1.2(b)
Escrow Agreement	4.2(c)(vii)
Escrow Amount	1.2(b)
Escrow Fund	1.2(b)
Excluded Asset	1.1(c)
Excluded Liabilities	1.1(e)
Financial Statements	2.5
GAAP	2.5
Governmental Entity	8.8
Governmental Filings	4.2(a)
Income Taxes	6.4(a)
Indemnifiable Ancillary Agreements	5.1(a)
Indemnified Party	5.3(a)
Indemnifying Party	5.3(a)
Independent Accounting Firm	1.2(d)(iv)
Information	8.1(a)
Intellectual Property	2.12(a)
Intellectual Property Licenses	2.12(b)
Leased Real Property	2.11
Leases	2.11
Local Transfer Documents	4.4
Most Recent Statement of Net Assets	2.5
Multiemployer Plan	2.17(a)
Net Assets	1.2(d)(i)
New Buyer Employees	7.4(a)
Noncompetition Party	8.7(a)
Noncompetition Period	8.7(a)
Parent	Preliminary Statement
Parent’s Objection Notice	1.2(d)(iv)
Parties	Preliminary Statement
Permits	2.19
Post-Closing Tax Period	6.1
Pre-Closing Tax Period	6.1
Protagona Limited	1.1(a)(ii)
PSSV Policies	7.6(a)
Purchase Price	1.2(a)

Defined Term	Section
Restricted Business	8.7(a)
Retained Marks	8.3(a)
Review	1.2(d)(iii)
Review Period	1.2(d)(iii)
Security Interest	2.4(e)
Seller	Preliminary Statement
Sellers	Preliminary Statement
Seller’s 401(k) Plan	7.2
Seller Accounts Payable	1.1(e)(i)
Seller Accounts Receivable	1.1(b)(i)
Seller Business Employee	7.1
Seller Prepaid Assets	1.1(b)(iii)
Seller Tangible Property	1.1(b)(ii)
SmartPath Europe	Introduction
Statement of Net Assets Date	2.5
Stock	Introduction
Straddle Period	6.1
Subsidiary	8.7(a)
TA 1988	2.8(g)(i)
Taxes	2.8(b)
Tax Purchase Price	1.2(c)
Tax Returns	2.8(b)
Transition Services Agreement	4.2(c)(vi)
UK Business Subsidiary	6.2(a)
Union	2.16(b)
VAT	2.8(n)
WARN	7.7

PURCHASE AND SALE AGREEMENT

     This PURCHASE AND SALE AGREEMENT (“Agreement”) is entered into as of June 14, 2005 among DOUBLECLICK INC., a Delaware corporation (the “Parent”), and DOUBLECLICK INTERNATIONAL TECHSOLUTIONS LIMITED, a private limited company organized under the laws of Ireland (“DC International”) (the Parent and DC International are each individually referred to herein as a “Seller” and are collectively referred to herein as the “Sellers”), and APRIMO, INCORPORATED, a Delaware corporation (the “Aprimo”), and APRIMO UK LIMITED, a company limited by shares and incorporated and registered in England and Wales (“Aprimo UK”) (Aprimo and Aprimo UK are each individually referred to herein as a “Buyer” and are collectively referred to herein as the “Buyers”). The Sellers and the Buyers are referred to collectively herein as the “Parties.”

INTRODUCTION

     1. DoubleClick Enterprise Marketing Solutions Inc., a North Carolina corporation and wholly owned subsidiary of the Parent (“DC EMS”), SmartPath Europe Limited, a company limited by shares and incorporated and registered in England and Wales with company number 4955075 and a registered office at Carmelite, 50 Victoria Embankment, London EC4Y ODX, United Kingdom, all of the share capital of which is owned by DC EMS (“SmartPath Europe”), DoubleClick Campaign Management Limited, a company limited by shares and incorporated and registered in England and Wales with company number 2378937 and a registered office at Three Priestley Wharf, Holt Street, Aston Science Park, Birmingham B7 4BN, United Kingdom, all of the share capital of which is indirectly owned by the Parent (“DC CM”) (DC EMS, SmartPath Europe and DC CM are each individually referred to herein as a “Business Subsidiary” and are collectively referred to herein as the “Business Subsidiaries”), and the Sellers are currently engaged in the business of developing, marketing and selling campaign management and marketing resource management software applications (the “Business”).

     2. Aprimo desires to purchase, and the Parent desires to sell or cause to be sold to Aprimo, all of the outstanding shares of capital stock of DC EMS (the “DC EMS Stock”), and Aprimo UK desires to purchase, and the Parent desires to sell or cause to be sold to Aprimo UK, all of the outstanding shares of capital stock of DC CM (the “DC CM Stock”) (the DC EMS Stock and DC CM Stock are collectively referred to herein as the “Stock”) upon the terms and subject to the conditions set forth herein.

     3. The Buyers desire to purchase, and the Sellers desire to sell to the Buyers, the assets of the Sellers relating to the Business and described in this Agreement, subject to the assumption of related liabilities and upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
STOCK AND ASSET PURCHASE

     1.1 Sale and Transfer of Stock; Purchase and Sale of Assets; Assumption of Liabilities.

          (a) Sale and Transfer of Stock. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing:

               (i) the Parent shall sell, convey, assign, transfer and deliver to Aprimo good and valid title to, free and clear of any mortgage, pledge, security interest, encumbrance, deed of trust, claim, lease, license, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction, charge or other lien, and Aprimo shall purchase and acquire from the Parent, the DC EMS Stock; and

               (ii) the Parent shall cause and otherwise procure Protagona Limited, a company limited by shares and incorporated and registered in England and Wales with company number 3123821 and a registered office at Three Priestley Wharf, Holt Street, Aston Science Park, Birmingham B7 4BN, United Kingdom, all of the share capital of which is owned by the Parent (“Protagona Limited”), to sell, convey, assign, transfer and deliver to Aprimo UK good and valid title to, free and clear of any mortgage, pledge, security interest, encumbrance, deed of trust, claim, lease, license, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction, charge or other lien, and Aprimo UK shall purchase and acquire from Protagona Limited, the DC CM Stock.

          The Parent waives, and shall procure Protagona Limited to irrevocably waive, any right of pre-emption or other restriction on transfer in respect of the Stock conferred on it under the memorandum and articles of association of DC CM or otherwise and shall before the Closing procure the irrevocable waiver of any such right or restriction conferred on any third party. Aprimo UK shall not be obligated to complete the purchase of any of the shares of Stock unless the purchase of all the shares of Stock is completed simultaneously.

          (b) Transfer of Assets. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Sellers agree to sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Aprimo, and Aprimo agrees to purchase and acquire from the Sellers, good and valid title to, or a valid leasehold interest or a valid license to all of the Sellers’ right, title and interest in and to, free and clear of any Security Interest, the following assets, properties and rights of such Sellers (the “Acquired Assets”):

               (i) all accounts receivable and other receivables, whether or not billed, and all prepaid expenses listed on Schedule 1.1(b)(i) (the “Seller Accounts Receivable”);

               (ii) all computers, equipment, furniture, furnishings, fixtures and other tangible personal property listed on Schedule 1.1(b)(ii), and all warranties and guarantees, if any, express or implied, existing for the benefit of the Sellers in connection therewith to the extent transferable (the “Seller Tangible Property”);

               (iii) the prepaid assets listed on Schedule 1.1(b)(iii) (the “Seller Prepaid Assets”);

               (iv) the rights under the contracts and agreements listed on Schedule 1.1(b)(iv) (the “Assigned Contracts”), except as provided in Section 8.8;

               (v) all Permits listed on Schedule 1.1(b)(v);

               (vi) all tangible and intangible property constituting the software listed on Schedule 1.1(b)(vi), including without limitation (A) the media, devices and documentation that constitute all full and partial copies of the software, (B) all technical and descriptive materials included in, or relating to the acquisition, design, development, use or maintenance of, the software, including the object code, source code and any associated procedural code, (C) all other documentation and items relating to the software, and (D) all copyright interests owned or claimed by a Seller pertaining to the software, together with all copyright interests accruing by reason of international copyright conventions;

               (vii) all rights in the Intellectual Property relating to the Business listed on Schedule 1.1(b)(vii);

               (viii) all actions, claims, causes of action, rights of recovery, choses in action and rights of set-off of any kind arising before, on or after the Closing relating to the items set forth in this Section 1.1(b) or to any Assumed Liabilities;

               (ix) rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with any Acquired Assets furnished to a Seller, except as provided in Section 8.8; and

               (x) all goodwill relating to the assets, properties and rights set forth in clauses (i) through (ix) of this Section 1.1(b), together with the right to represent to third parties that the Buyers are the successors to the Acquired Assets, and all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials relating to the assets, properties and rights set forth in clauses (i) through (ix) of this Section 1.1(b).

          (c) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of the following (each, an “Excluded Asset”):

               (i) all cash and cash equivalents or similar investments, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities;

               (ii) all rights to insurance claims, related refunds and proceeds arising from or related to the Excluded Assets and Excluded Liabilities;

               (iii) all rights which accrue or will accrue to the benefit of the Sellers under this Agreement or the Ancillary Agreements;

               (iv) all rights relating to refunds or recoupment of Taxes relating to any Taxes described in Section 1.1(e);

               (v) all actions, claims, causes of action, rights of recovery, choses in action and rights of set-off of any kind arising before, on or after the Closing relating to the items set forth above in this Section 1.1(c) or to any Excluded Liabilities; and

               (vi) all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials related to any Excluded Assets or Excluded Liabilities.

          (d) Assumed Liabilities. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in addition to the liabilities and obligations assumed by the Buyers in connection with the acquisition of the Stock, at the Closing, Aprimo shall assume and agree to pay, perform and discharge when due the following liabilities and obligations of the Sellers (the “Assumed Liabilities”):

               (i) all liabilities and obligations under the Assigned Contracts, except as provided in Section 8.8;

               (ii) all liabilities and obligations in respect of the Acquired Assets arising or incurred by the Buyers on and after the Closing Date;

               (iii) all liabilities and obligations which arise on account of the sale of any products manufactured and/or sold by the Buyers on and after the Closing Date;

               (iv) all liabilities and obligations in respect of employees or employee benefits which are assumed by the Buyers pursuant to Article VII;

               (v) all liabilities and obligations for any Taxes relating to the property or operations of the Business for periods ending after the Closing Date, excluding any Pre-Closing Tax Period, determined in accordance with Section 6.1, and all Taxes attributable to the acts or omissions of the Buyer or its Affiliates occurring after the Closing;

               (vi) all liabilities and obligations arising out of or relating to Deferred Items under Section 8.8;

               (vii) all liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations arising out of or related to the Acquired Assets; and

               (viii) all liabilities and obligations arising out of or relating to any claim for breach of warranty in respect of or refund of the purchase price of, products or goods of the Business.

          (e) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include the following liabilities and obligations of the Sellers (collectively, the “Excluded Liabilities”):

               (i) all accounts payable of the Sellers, including those listed on Schedule 1.1(e)(i) (the “Seller Accounts Payable”);

               (ii) all liabilities and obligations relating to the Excluded Assets;

               (iii) all liabilities and obligations for any Taxes relating to the property or operations of the Business for periods ending on or before the Closing Date, including any Pre-Closing Tax Period, determined in accordance with Section 6.1;

               (iv) all liabilities and obligations of the Sellers in respect of employees or employee benefits that are not assumed by the Buyers pursuant to Article VII;

               (v) all liabilities and obligations of the Sellers to any third-party sales agents of the Business for bonuses or commissions that accrued and were required to be paid to such sales agents prior to the Closing Date;

               (vi) all liabilities and obligations arising under COBRA or other similar applicable law resulting from the actions or inactions of the Sellers relating to any reductions-in-force or termination of Seller Business Employees by the Sellers that occurred prior to the Closing;

               (vii) all liabilities and obligations of the Sellers under this Agreement and the Ancillary Agreements; and

               (viii) all liabilities and obligations of any Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

     1.2 Purchase Price and Related Matters.

          (a) Purchase Price. In consideration for the sale and transfer of the Acquired Assets and the Stock, the Buyers shall at the Closing purchase the Acquired Assets and the Stock and assume the Assumed Liabilities as provided in Section 1.1(d) and pay a cash purchase price of $16,500,000 (the “Purchase Price”).

          (b) Escrow. At the Closing, an amount equal to 10% of the Purchase Price ($1,650,000) payable by the Buyers at Closing (the “Escrow Amount”) shall be paid by the Buyers to JPMorgan Chase Bank, N.A. (the “Escrow Agent”) for the purpose of securing the indemnification obligations of the Sellers set forth in this Agreement. The escrow fund established pursuant to the Escrow Agreement, including the Escrow Amount (the “Escrow Fund”), shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

          (c) Allocation of Purchase Price. The amount of the Purchase Price (as adjusted pursuant to Section 1.2(d)) and the Assumed Liabilities (the “Tax Purchase Price”) shall be allocated among the Stock, the Acquired Assets and the covenant contained in Section 8.7(a) in accordance with Schedule 1.2(c). The Parties agree that the Tax Purchase Price allocated to Acquired Assets will be further allocated to the Acquired Assets in a manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended, including the rules and regulations promulgated thereunder (the “Code”). The Parties shall file all Tax Returns (including amended returns and claims for refund) and information reports, including, but not limited to, Form 8594, in a manner consistent with such allocations.

          (d) Purchase Price Adjustment.

               (i) Within 45 days following the Closing Date, the Parent will prepare and deliver to Aprimo a certificate signed by the Parent’s Chief Financial Officer which attaches and certifies as to the unaudited statement (the “Closing Date Statement of Net Assets”) of the Net Assets as of 11:59 p.m. on the Closing Date (the “Closing Date Net Assets”) and an unaudited statement of income of the Business for the period beginning on April 1, 2005 and ending as of 11:59 p.m. on the Closing Date (the “Closing Date Statement of Income”). The Closing Date Statement of Net Assets and the Closing Date Statement of Income shall be prepared in accordance with GAAP (except for the absence of footnotes and year-end audit adjustments and except as set forth in Section 2.5 of the Disclosure Schedule) and on a basis consistent with the Financial Statements, and the Closing Date Statement of Net Assets shall fairly present, in all material respects, the Net Assets as of the Closing Date. For purposes of this Agreement, “Net Assets” shall mean the total assets, less total liabilities, of the Business, all calculated in accordance with GAAP, except as noted in the parenthetical in the immediately preceding sentence.

               (ii) In the event that:

                    (A) the Closing Date Net Assets set forth on the Closing Date Statement of Net Assets are less than zero by at least $200,000 (such amount by which the Closing Date Net Assets are less than zero being referred to herein as the “Closing Date Deficiency”), then the Sellers shall contribute cash to the Buyers on a dollar-for-dollar basis in an amount equal to the Closing Date Deficiency, or

                    (B) the Closing Date Net Assets set forth on the Closing Date Statement of Net Assets exceed zero by at least $200,000 (such amount by which the Closing Date Net Assets are greater than zero being referred to herein as the “Closing Date Surplus”), then the Buyers shall deliver to the Sellers, as additional consideration, cash in an amount equal to the Closing Date Surplus (an adjustment pursuant to either Section 1.2(d)(ii)(A) or 1.2(d)(ii)(B), a “Closing Adjustment”).

                    The Closing Adjustment shall be paid by the Sellers or Buyers, as the case may be, within five (5) Business Days after the date on which the Closing Date Net Assets are finally determined pursuant to this Section 1.2(d) by wire transfer of immediately available funds.

               (iii) The Buyers, their independent accountants and their other representatives, shall have the right to review the books and records of the Parent to assess the computation of the Closing Date Net Assets, including, without limitation, the determination of the applicable components thereof (the “Review”). Any Review shall be at the Buyers’ sole cost and expense. Aprimo shall notify the Parent within fifteen (15) days after receipt of the notice from the Parent setting forth the Closing Date Net Assets if it elects to conduct the Review, and shall have sixty (60) days after receipt of the notice from the Parent setting forth the Closing Date Net Assets to conduct the Review (the “Review Period”).

               (iv) If Aprimo objects to any aspect of the Closing Date Net Assets as initially determined by the Parent, Aprimo must deliver to the Parent a written notice of such objection (the “Buyers’ Objection Notice”) setting forth in reasonable detail such objections prior to the termination of the Review Period, or if Aprimo does not conduct a Review, within fifteen (15) days after receipt of the notice from the Parent setting forth the Closing Date Net Assets. If no Buyers’ Objection Notice is delivered to the Parent within the specified period, the Buyers shall be deemed to have accepted the Closing Date Net Assets delivered by the Parent. If a Buyers’ Objection Notice is delivered to the Parent within such specified period, the Parent shall have an additional ten (10) days after the date the Parent receives such Buyers’ Objection Notice to object to the Buyers’ objection by delivering written notice of such objection (the “Parent’s Objection Notice”) to Aprimo. If the Parent does not deliver a Parent’s Objection Notice to Aprimo within such ten (10) day period, the Parent shall be deemed to have accepted the Buyers’ objection to the Closing Date Net Assets and the Parent shall revise the Closing Date Net Assets in accordance with the Buyers’ objections as set forth in the Buyers’ Objection Notice. If the Parent does deliver a Parent’s Objection Notice to Aprimo within such ten (10) day period, the Parent and Aprimo shall use their respective reasonable best efforts to resolve all objections relating to the Closing Date Net Assets. If the Parent and Aprimo do not reach a final resolution of all such objections within forty-five (45) days after delivery of the Parent’s Objection Notice to Aprimo, the Parent and Aprimo shall submit the dispute to a mutually agreed upon accounting firm (which shall in any event not be the Parent’s or Buyers’ independent accounting firm) (the “Independent Accounting Firm”) for resolution. No other documents shall be submitted to the Independent Accounting Firm, either unilaterally or at the Independent Accounting Firm’s request, unless such document is also simultaneously submitted to the other party. The Independent Accounting Firm’s decision shall be rendered within thirty (30) days after submission. The determination of the Independent Accounting Firm shall be set forth in writing and shall be conclusive and binding upon the Sellers and Buyers. The Closing Date Net Assets shall be revised as appropriate to reflect the resolution of any such objections among the Parties or by the Independent Accounting Firm.

               (v) In the event Aprimo and the Parent submit a dispute on the Closing Date Net Assets to the Independent Accounting Firm for resolution as provided herein, the Parent and Aprimo shall pay for the fees and expenses of the Independent Accounting Firm as follows:

                    (A) if the Independent Accounting Firm resolves the dispute in favor of the Sellers, the Buyers shall be responsible for all of the fees and expenses of the Independent Accounting Firm;

                    (B) if the Independent Accounting Firm resolves the dispute in favor of the Buyers, the Sellers shall be responsible for all of the fees and expenses of the Independent Accounting Firm; and

                    (C) if the Independent Accounting Firm resolves the dispute so that the Buyers and the Sellers both prevail in part, the Independent Accounting Firm shall allocate the fees and expenses evenly between the Buyers and the Sellers.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE PARENT

     The Parent represents and warrants to the Buyers that the statements contained in this Article II are true and correct as of the date hereof, except as set forth in the Disclosure Schedule provided by the Sellers to the Buyers on the date hereof (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in, or is reasonably likely to result in, a Business Material Adverse Effect, is outside the ordinary course of business or is inconsistent with past practice. For purposes of this Agreement, the phrase “to the knowledge of the Sellers” or any phrase of similar import shall mean and be limited to the actual knowledge of (i) the employees of the Sellers who have had substantive involvement in the preparation of this Agreement and the negotiation of the transactions contemplated hereby and (ii) David L. Babson, III, Michael E. Doernberg and Kenneth M. Romley.

     2.1 Organization, Qualification and Corporate Power.

          (a) The Sellers. Each of the Sellers is duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the Business, makes such qualification necessary, except for any such failure to be qualified that, individually or in the aggregate, is not reasonably likely to result in a Business Material Adverse Effect. Each Seller has all requisite corporate or similar power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it. For purposes of this Agreement, “Business Material Adverse Effect” means any change, effect or circumstance that (i) is materially adverse to the business, assets (including the Acquired Assets), operations, financial condition or results of operations of the Business as a whole (other than changes, effects or circumstances that are the result of economic factors affecting the economy as a whole or that are the result of factors generally affecting the industry or specific markets in which the Business competes and that do not affect the Business disproportionately), or (ii) materially impairs the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that a “Business Material Adverse Effect” shall not include any adverse change, effect or circumstance (I) arising out of or resulting primarily from actions contemplated by the Parties in connection with this Agreement, or (II) that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement.

          (b) The Business Subsidiaries. Each Business Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failure to be qualified that, individually or in the aggregate, is not reasonably likely to result in a Business Material Adverse Effect. Each Business Subsidiary has all requisite corporate or similar power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

          (c) Charter and Corporate Records. The Parent has made available to the Buyer correct and complete copies of the charter and bylaws of DC EMS and the memorandum and articles of association of DC CM (each as amended to date). The minute books (containing the records of meetings of the stockholders or shareholders and the board of directors) of each Business Subsidiary, the stock record books of DC EMS and the statutory books and registers of DC CM are correct and complete in all material respects.

     2.2 Capitalization.

          (a) The capitalization of each Business Subsidiary is set forth on the Disclosure Schedule. All of the issued and outstanding shares of Stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which any Business Subsidiary is a party or which are binding upon any Business Subsidiary providing for the issuance, disposition or acquisition of any shares of capital stock of such Business Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Business Subsidiary. There are no agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act of 1933, as amended, of any Business Subsidiary. There are no outstanding obligations of any Seller or Business Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of a Business Subsidiary.

          (b) All of the issued and outstanding shares of DC EMS Stock are owned of record and beneficially by the Parent and the Parent has good title to the DC EMS Stock, free and clear of any mortgage, pledge, security interest, encumbrance, deed of trust, claim, lease, license, right of first refusal, easement, reservation, servitude, proxy, voting trust or agreement, transfer restriction, charge or other lien, contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law), other than applicable securities law restrictions. All of the issued and outstanding shares of DC CM Stock are legally and beneficially owned by Protagona Limited, free and clear of any mortgage, pledge, security interest, encumbrance, deed of trust, claim, lease, license, right of first refusal, easement, reservation, servitude, proxy, voting trust or agreement, transfer restriction, charge or other lien, contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law), other than applicable securities law restrictions. The Disclosure Schedule lists each corporation, partnership, joint venture or other business association or entity that is controlled by a Business Subsidiary or in which a Business Subsidiary owns any shares of capital stock or other equity interest; other than shares of capital stock or other equity interests owned by a Business Subsidiary, there are no shares of capital stock or other equity interests of any such entity outstanding. The Acquired Assets do not include shares of capital stock or other equity interests of any entity.

     2.3 Authority. Each Seller has all requisite corporate or similar power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement and such Ancillary Agreements and the consummation by each Seller of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate or similar action on the part of each Seller. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by each Seller and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of each Buyer that is a party thereto, constitutes or will constitute a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

     2.4 Noncontravention. Except as set forth in the Disclosure Schedule, neither the execution and delivery by any Seller of this Agreement or the Ancillary Agreements to which such Seller will be a party, nor the consummation by any Seller of the transactions contemplated hereby or thereby, will:

          (a) conflict with or violate any provision of the charter or bylaws of DC EMS, the memorandum and articles of association of DC CM or the charter or bylaws (or comparable organizational documents) of such Seller;

          (b) require on the part of any Business Subsidiary or Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity;

          (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which any Business Subsidiary or any Seller is a party or by which any Business Subsidiary or any Seller is bound or to which any of their respective assets is subject (including the Acquired Assets), except for (i) any conflict, breach, default, acceleration or right to terminate or modify that, individually or in the aggregate, is not reasonably likely to result in a Business Material Adverse Effect or (ii) any notice, consent or waiver the absence of which, individually or in the aggregate, is not reasonably likely to result in a Business Material Adverse Effect; or

          (d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to any Business Subsidiary or any Seller or any of their respective properties or assets (including the Acquired Assets), except for any violation that, individually or in the aggregate, is not reasonably likely to result in a Business Material Adverse Effect.

          (e) For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien or adverse claim (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, landlord’s and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation and (iii) liens relating to purchase money financings that have been entered into in the ordinary course of business.

     2.5 Financial Statements. The Disclosure Schedule includes copies of the unaudited statements of Net Assets and unaudited statements of income for the Business as of and for the fiscal year ended December 31, 2004 and the fiscal quarter ended March 31, 2005 (collectively, the “Financial Statements”). The statement of Net Assets as of March 31, 2005 is referred to herein as the “Most Recent Statement of Net Assets,” and March 31, 2005 is referred to herein as the “Statement of Net Assets Date.” Except as set forth in the Disclosure Schedule and except for the absence of footnotes and, with respect to the Financial Statements as of and for the fiscal quarter ended March 31, 2005, the absence of year-end adjustments, the Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied on a consistent basis as of the dates and throughout the periods covered thereby, fairly present, in all material respects, the Net Assets and the results of operations of the Business as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Sellers. All accounts receivable reflected in the Most Recent Statement of Net Assets arose from bona fide transactions relating to the sale of goods or the provision of services in the ordinary course of business. The Financial Statements do not include footnotes and do not include allocations of corporate expenses that are made on a periodic basis. The Financial Statements may not necessarily reflect the financial position and results of operations of the Business had it operated as a stand-alone entity.

     2.6 Absence of Certain Changes. Except as contemplated by this Agreement or set forth in the Disclosure Schedule, between the Statement of Net Assets Date and the date of this Agreement, (i) the Business has been operated in the ordinary course of business consistent with past practices and (ii) there have not been any changes in the business, operations, assets (including the Acquired Assets), financial condition or results of operations of the Business, except for any changes that, individually or in the aggregate, are not reasonably likely to result in a Business Material Adverse Effect. Except as contemplated by this Agreement or set forth in the Disclosure Schedule, between the Statement of Net Assets Date and the date of this Agreement, no Business Subsidiary or Seller has taken any of the following actions (or permitted any of the following events to occur) with respect to the Business:

          (a) sold, assigned or transferred any portion of the Acquired Assets or any assets of a Business Subsidiary in a single transaction or series of related transactions in an amount in excess of $35,000, except in the ordinary course of business consistent with past practices;

          (b) suffered any extraordinary losses (whether or not covered by insurance) material to the Business;

          (c) declared or paid any dividends or made any distributions on the Stock or other equity securities of any Business Subsidiary or redeemed or purchased any shares of Stock or other equity securities of any Business Subsidiary, except for dividends, distributions or redemptions paid solely in cash, cash equivalents and/or other short term liquid investments, which are listed on the Disclosure Schedule;

          (d) granted or amended any rights to severance benefits, “stay pay” or termination pay to any director, officer or other employee of the Business or increased benefits payable or potentially payable to any such director, officer or other employee of the Business under any previously existing severance benefits, “stay-pay” or termination pay arrangements, in each case except as required by law;

          (e) made any capital expenditures or commitments therefor in an amount in excess of $35,000, except in the ordinary course of business;

          (f) acquired any operating business, whether by merger, stock purchase or asset purchase, except for any such business which did not become part of the Business;

          (g) incurred or guaranteed any indebtedness for borrowed money or forgiven or conceded any debts or claims or waived any material rights, except in each instance in the ordinary course of business;

          (h) entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any officer or other employee of the Business;

          (i) materially amended the terms of any existing Business Benefit Plan, except as required by law;

          (j) suffered any loss of any customer or customer account that accounted for more than 5% of the revenues of the Business during the last full fiscal year;

          (k) with respect to any Business Subsidiary, changed, modified, amended or revised or authorized any change, modification, amendment or revision to its corporate governing or organizational instruments;

          (l) had any Security Interest placed upon any material assets of the Business, tangible or intangible (including the Acquired Assets);

          (m) (i) other than in the ordinary course of business consistent with past practices, transferred or sold any rights to the Intellectual Property of the Business or entered into any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of the Business with any person or (ii) other than in the ordinary course of business consistent with past practices, purchased or otherwise acquired any Intellectual Property or entered into any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any person; or

          (n) entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (m) of this Section 2.6.

     2.7 Undisclosed Liabilities. The Business does not have any liability of a nature which is material to the Business, except for (a) liabilities shown on the Most Recent Statement of Net Assets, (b) liabilities which have arisen since the Statement of Net Assets Date in the ordinary course of business, (c) contractual and other liabilities which are not required by GAAP to be reflected in financial statements and (d) the Excluded Liabilities.

     2.8 Tax Matters.

          (a) The Parent and DC EMS are members of an affiliated group of corporations within the meaning of Section 1504 of the Code, and will join in a consolidated United States federal income tax return for the 2004 tax year and the portion of the 2005 tax year ending on the Closing Date.

          (b) Each Business Subsidiary and Seller has timely filed or had filed on its behalf all Tax Returns that it was required to file (separately or as part of a consolidated, combined or unitary group) and all such Tax Returns were correct and complete, in all material respects, in each case to the extent they relate to the Business. Each Business Subsidiary and Seller has timely paid (or had paid on its behalf) all Taxes due and owing by such entity whether or not shown to be due and payable on any such Tax Returns to the extent they relate to the Business. The unpaid Taxes of each Business Subsidiary for Tax periods through the date of the Most Recent Statement of Net Assets do not exceed the accruals and reserves for Taxes for such Business Subsidiary set forth in the Disclosure Schedule, and all Taxes for such Business Subsidiary attributable to the period commencing on the day following the Statement of Net Assets Date and continuing through the Closing Date have arisen in the ordinary course of business. All Taxes that each Business Subsidiary and, to the extent they relate to the Business, each Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay, individually or in the aggregate, is not reasonably likely to result in a Business Material Adverse Effect. For purposes of this Agreement, “Taxes” means all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, social security charges and franchise taxes imposed by the United States of America, the United Kingdom or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, statements, forms or other information required to be supplied in connection with Taxes to a Governmental Entity responsible for the imposition of Taxes.

          (c) No examination or audit of or any administrative or judicial proceeding with respect to any Tax Return of any Business Subsidiary (or of any consolidated, combined or unitary group for a period for which the activities of the Business Subsidiary were included on the Tax Return of such group) by any Governmental Entity is currently in progress or, to the knowledge of the Sellers, threatened or contemplated. No Business Subsidiary (nor the members of any consolidated, combined or unitary group with which the Business Subsidiary has filed group Tax Returns) has been notified in writing by any jurisdiction that the jurisdiction believes that such Business Subsidiary was required to file any Tax Return (or the consolidated, combined or unity group with respect to which the Business Subsidiary filed Tax Returns for any period was required to file any Tax Return for such period) that was not filed. Since February 1, 2002, Tax Returns have been filed by or on behalf of the Business Subsidiaries in the jurisdictions listed on Schedule 2.8(c). The Sellers have delivered or made available to the Buyer correct and complete copies of all UK corporation Tax Returns and U.S. federal income Tax Returns (and examination reports and statements of deficiencies assessed against or agreed to by or on behalf of any Business Subsidiary relating to U.S. federal income Tax Returns) filed or received since February 1, 2002.

          (d) There is not now in force any extension of time with respect to the date on which any Tax Return was or is due to be filed by or with respect to the Business Subsidiaries or any waiver or agreement by or on behalf of the Business Subsidiaries for the extension of time for the assessment of any Tax. There are no liens for Taxes, except for Taxes not yet due and payable or being contested in good faith.

          (e) No Business Subsidiary has been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was the Parent. No Business Subsidiary is liable for the Taxes of any taxpayer other than the Parent and its Affiliates under Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise for any taxable period beginning before the Closing Date. No Business Subsidiary is a party to or bound by any Tax allocation or sharing agreement.

          (f) No Business Subsidiary is a party to any contract, agreement, plan or arrangement that could give rise to an obligation to make any “excess parachute payment” within the meaning of Section 280G of the Code in connection with the “change of control” resulting from the transactions contemplated by this Agreement.

          (g) No Business Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

               (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

               (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

               (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); or

               (iv) installment sale or open transaction disposition made on or prior to the Closing Date.

          (h) No Business Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of a Business Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

          (i) Neither DC CM nor SmartPath Europe has distributed stock of another individual or entity, or has had its stock distributed by another individual or entity, in a transaction that was purported or intended to be governed in whole or in part by Sections 209, 210, 211 or 418 of the Income and Corporation Taxes Act 1988 (“TA 1988”). Neither DC CM nor SmartPath Europe has made any loans or advances within Sections 419, 420 or 422 of the TA 1988.

          (j) None of the Stock or Acquired Assets is a United States real property interest within the meaning of Section 897(c) of the Code.

          (k) Neither DC CM nor SmartPath Europe has made any payments representing installments of corporation tax pursuant to the Corporation Tax (Installment Payments) Regulations 1998 in respect of any current or preceding accounting periods.

          (l) The book value shown or adopted for the purposes of the Financial Statements as the value of each of the assets of the Business Subsidiaries on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount which on a disposal of such asset at the date of this Agreement would be deductible under section 38 of the Taxation of Chargeable Gains Act 1992.

          (m) No Business Subsidiary would have a balancing charge under the Capital Allowances Act 2001 (or any other legislation relating to capital allowances) for the disposal of any pool of assets (all those assets whose expenditure would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Financial Statements for the assets in the pool or (as the case may be) for the asset.

          (n) DC CM has since incorporation at all times been resident in the United Kingdom for corporation tax purposes. DC CM is duly registered for the purposes of the value added tax (“VAT”) with quarterly prescribed accounting periods, such registration not being pursuant to paragraph 2 of Schedule 1 of the Value Added Tax Act 1994 or subject to any conditions imposed by or agreed with HM Customs & Excise and DC CM is under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order

1993. DC CM has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.

          (o) The execution of this Agreement and the sale of the stock in the Business Subsidiaries at the Closing pursuant to this Agreement will not result in the withdrawal of any stamp duty or stamp duty land tax relief granted to any Business Subsidiary on or before the Closing Date.

          (p) No Business Subsidiary has ever engaged in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b). Each Business Subsidiary has disclosed on its federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

     2.9 Assets and Properties. The applicable Business Subsidiary or Seller (to the extent it relates to the Acquired Assets) has good and valid title to, a valid leasehold interest in or a valid license or right to use the properties and assets reflected on the Most Recent Statement of Net Assets (other than property sold, consumed or otherwise disposed of in the ordinary course of business since the Statement of Net Assets Date) or acquired with respect to the Business after the date of the Most Recent Statement of Net Assets, free and clear of all Security Interests. Such property and assets have no material defects, are in good condition (except for reasonable wear and tear) and are generally adequate for the uses to which they are being put.

     2.10 Owned Real Property. No Business Subsidiary owns any real property.

     2.11 Leased Real Property. The Disclosure Schedule lists all material real property leased or subleased to any Business Subsidiary or included in the Acquired Assets or other interests in real property, used, owned or occupied by any Business Subsidiary (the “Leased Real Property”). The Sellers have made available to the Buyers complete and accurate copies of the leases and subleases (as amended to date) listed therein (the “Leases”). With respect to each such Lease:

          (a) such Lease is a valid, binding and enforceable obligation of the applicable Business Subsidiary or Seller, as the case may be, and each other party to such Lease, except for any failure to be valid, binding or enforceable that, individually or in the aggregate, is not reasonably likely to result in a Business Material Adverse Effect;

          (b) no Business Subsidiary, Seller or, to the knowledge of the Sellers, any other party to the Lease is in breach or default and, to the knowledge of the Sellers, no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration thereunder; and all rent and other charges currently due and payable under the Leases have been paid;

          (c) each Business Subsidiary or Seller, as the case may be, is the holder of the lessee’s interest under the Leases, and no Business Subsidiary or Seller has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold of the Lease;

          (d) except as provided in the terms of the Lease applicable to any Leased Real Property, the Leased Real Property is free from claims, liabilities, third-party rights, private rights to restrict the use of any property, rights of occupation, options, rights to acquire, rights of first refusal, financial obligations (including public financial obligations), Security Interests, public rights and public restrictions, except for any claims, liabilities, rights, options, obligations, Security Interests or restrictions that, individually or in the aggregate, are not reasonably likely to result in a Business Material Adverse Effect; and

          (e) the current use of the Leased Real Property is authorized under the applicable law and regulations and, where applicable, the provisions of the relevant Lease under which the Leased Real Property is held, except, in each instance, for uses that, individually or in the aggregate, are not reasonably likely to result in a Business Material Adverse Effect.

     2.12 Intellectual Property.

          (a) To the knowledge of the Sellers, the applicable Business Subsidiary or Seller owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use all Intellectual Property necessary to conduct the Business as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, is not reasonably likely to result in a Business Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means all intellectual property, including without limitation, all (i) patents, inventions, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and related documentation, and (iv) other tangible or intangible proprietary or confidential information and materials.

          (b) The execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, or result in the payment of any additional fees under, (i) any license, sublicense, consent or other agreement relating to any Intellectual Property owned by the Sellers or the Business Subsidiaries that is material to the Business taken as a whole, or (ii) any Intellectual Property Licenses. The Disclosure Schedule sets forth a complete and accurate list of all registrations and applications for registration of Intellectual Property owned by a Seller or a Business Subsidiary and relating to the Business. The Disclosure Schedule also sets forth a complete and accurate list of all licenses, sublicenses and other agreements as to which a Business Subsidiary or a Seller, with respect to the Business, is a party and pursuant to which a Business Subsidiary or a Seller, with respect to the Business, is authorized to use any third-party Intellectual Property that is material to the Business taken as a whole, excluding non-exclusive, generally commercially available, off-the-shelf software programs (collectively, “Intellectual Property Licenses”).

          (c) To the knowledge of the Sellers, all patents and registrations for trademarks, service marks and copyrights which are held for use in the Business by a Seller or a Business Subsidiary and which are material to the Business taken as a whole are subsisting and have not expired or been cancelled or abandoned. To the knowledge of the Sellers, no third party is infringing, violating or misappropriating any of the Intellectual Property relating to the Business, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to result in a Business Material Adverse Effect.

          (d) To the knowledge of the Sellers, the conduct of the Business as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to result in a Business Material Adverse Effect.

          (e) The Sellers, with respect to the Business, and each Business Subsidiary take commercially reasonable steps to protect and preserve their rights in any proprietary Intellectual Property (including executing confidentiality and intellectual property assignment agreements with current executive officers and current employees and contractors that have a material role in the development of the products and Intellectual Property relating to the Business).

          (f) To the knowledge of the Sellers, no material proprietary software product owned by any Business Subsidiary or any Seller (relating to the Business) and distributed in connection with the Business is currently required to be distributed in source code form by the GNU General Public License or any similar “open source” license agreement.

     2.13 Contracts.

          (a) The Disclosure Schedule lists all of the following contracts or agreements (including oral and written agreements) to which any Business Subsidiary is a party (or a successor thereto or an assignee thereof) or by which any of the assets of such Business Subsidiary are bound as of the date of this Agreement (excluding Leases and any contracts or agreements that relate to Excluded Assets or Excluded Liabilities) and identifies the parties to such contract or agreement:

               (i) any agreement (or group of related agreements with the same party) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $35,000;

               (ii) any agreement (or group of related agreements with the same party) with a customer that accounted for revenues of the Business in fiscal year 2004 totaling more than $100,000;

               (iii) any agreement (or group of related agreements with the same party) with a vendor pursuant to which a Business Subsidiary incurred payables in fiscal year 2004 totaling more than $50,000 in the aggregate;

               (iv) any agreement for the acquisition by any Business Subsidiary of any operating business, whether by merger, stock purchase or asset purchase, except for any such business which did not or will not become part of the Business;

               (v) any agreement establishing a partnership or joint venture;

               (vi) any agreement (or group of related agreements with the same party) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness the outstanding balance of which is more than $35,000 or under which it has imposed a Security Interest on any of its material assets, tangible or intangible, relating to the Business, including those relating to any capitalized lease financing;

               (vii) any agreement that prohibits the Business from freely engaging in business anywhere in the world;

               (viii) any agreement involving any Business Subsidiary’s executive officers, directors or key employees;

               (ix) severance, “stay pay” or termination agreement with any officer or other employee of the Business or other similar plan or arrangement for the benefit of such persons;

               (x) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other similar plan or arrangement for the benefit of a Business Subsidiary’s directors, officers or employees;

               (xi) any agreement outside the ordinary course of business pursuant to which a Business Subsidiary has licensed, transferred or disposed of Intellectual Property owned or used by such Business Subsidiary in the Business; and

               (xii) any agreement in which any Business Subsidiary has advanced any amount to any of its directors, officers, employees or stockholders other than in the ordinary course of business;

provided, however, that no agreement referred to in clauses (i) through (xii) above need be disclosed unless the applicable Business Subsidiary currently has, or may in the future have, any rights or obligations thereunder.

          (b) The Sellers have made available to the Buyers a complete and accurate copy of each Assigned Contract and each contract and agreement listed in Section 2.13 of the Disclosure Schedule (the “Designated Contracts”). Each Designated Contract is a valid and binding obligation of the applicable Business Subsidiary or Seller, as the case may be, enforceable against such applicable party in accordance with their terms and is in full force and effect, except for any such failure to be valid, binding or enforceable that, individually or in the aggregate, is not reasonably likely to result in a Business Material Adverse Effect. The Sellers and the Business Subsidiaries are not, and to the knowledge of the Sellers, none of the parties to any Designated Contract are, in breach of, violation of, or in default under the terms of any Designated Contract, and no claims have been made or threatened for indemnification, warranty claim, or any refund of payments made, due or to become due thereunder, except for any such breaches, violations, defaults or claims that, individually or in the aggregate, are not reasonably likely to result in a Business Material Adverse Effect. No event has occurred which would result in a breach of, violation of, or default under, the terms of any Designated Contract, except, in each case, as, individually or in the aggregate, is not reasonably likely to result in a Business Material Adverse Effect.

          (c) The aggregate liabilities owed by the Sellers and the Business Subsidiaries to the customer of the Business referred to in Section 2.13(c) of the Disclosure Schedule shall not exceed $10,000.

     2.14 Entire Business. Except for the Excluded Assets, any Deferred Items, services to be provided by the Parent pursuant to the Transition Services Agreement and as disclosed on the Disclosure Schedule, the Acquired Assets and the assets of the Business Subsidiaries collectively are on the date hereof adequate to conduct the Business in all material respects as currently conducted.

     2.15 Litigation. Except as set forth in the Disclosure Schedule, there is no (a) judgment, order, decree, stipulation or injunction of any Governmental Entity specifically naming any Business Subsidiary or Seller that relates to the Business and (b) action, suit or proceeding by or before any Governmental Entity to which any Business Subsidiary or Seller is a party that relates to the Business, except in the case of either clause (a) or (b), any of the foregoing that, individually or in the aggregate, is not reasonably likely to result in a Business Material Adverse Effect if adversely determined to a Business Subsidiary or Seller.

     2.16 Employment Matters.

          (a) The Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of all Business Employees, along with (i) the position, business location, exempt or non-exempt status for purposes of the Fair Labor Standards Act, birth date, hire date, years of service, grade level, base salary and target bonus of each such person and (ii) severance amounts owed to such Business Employees if such Business Employees had been notified of termination as of May 31, 2005, consisting of base salary, paid-time off and sabbatical amounts, prorated bonus, notice period payment and outplacement costs of each such person. Except as set forth in the Disclosure Schedule, each such Business Employee has entered into an assignment of inventions, non-competition, confidentiality, nonsolicitation and developments agreement with the applicable Business Subsidiary or Seller, a copy of which previously has been delivered to the Buyers. The Sellers have provided to the Buyers complete copies of all material written employment, severance and termination agreements for each Business Employee, as applicable. There are currently no independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the Business and classified as other than Business Employees or compensated other than through wages paid by a Seller or Business Subsidiary through its payroll department.

          (b) Except as set forth in the Disclosure Schedule, (i) there is no, and during the past two years there has not been any, labor strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Sellers’ knowledge, threatened against the Business; (ii) no Seller (solely with respect to the Business) or Business Subsidiary has any duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any Business Employees with respect to the wages, hours or other terms and conditions of employment of any Business Employee; (iii) to the Sellers’ knowledge, there are no Union claims or demands to represent any Business Employees and there are no organizational campaigns in progress with respect to any Business Employees; and (iv) there is no collective bargaining agreement or other contract with any Union, or work rules or practices agreed to with any Union, binding on any of the Sellers or the Business Subsidiaries with respect to any Business Employees.

          (c) Except as set forth in the Disclosure Schedule, in their operation of the Business, the Sellers and the Business Subsidiaries (i) are in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, workers’ compensation, terms and conditions of employment, wages and hours, except for any noncompliance that, individually or in the aggregate, is not reasonably likely to result in a Business Material Adverse Effect; and (ii) to the knowledge of the Sellers, are not delinquent in any payments to any Business Employee for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed to the date hereof or amounts required to be reimbursed to such Business Employees.

          (d) Except as set forth in the Disclosure Schedule, (i) there are no, and within the last two years there have been no, grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending against any Seller or Business Subsidiary with respect to the operation of the Business in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally, except for any grievances, complaints or charges that, individually or in the aggregate, are not reasonably likely to result in a Business Material Adverse Effect; (ii) none of the employment policies or practices of any Seller or Business Subsidiary with respect to the operation of the Business is currently being audited or investigated by any Governmental Entity; (iii) no Seller or Business Subsidiary is, nor within the last two years has been, subject to any order, decree, injunction or judgment by any Governmental Entity in respect of any labor or employment matters concerning the Business; (iv) the Sellers and Business Subsidiaries are in material compliance with the requirements of the Immigration Reform and Control Act of 1986 with respect to all Business Employees; and (v) all Business Employees are employed at-will.

          (e) Except as set forth in the Disclosure Schedule, within the last two years the Business has not experienced a “plant closing,” “business closing” or “mass layoff” as defined in WARN or any similar state, local or foreign law or regulation affecting any site of employment of the Business or one or more facilities or operating units within any site of employment or facility of the Business.

          (f) None of the Business Subsidiaries has any workforce agreements in place under any legislation applying in England and Wales affecting contractual and other relations between employers and employees.

     2.17 Employee Benefits.

          (a) The Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by any Business Subsidiary (the

“Business Subsidiary Benefit Plans”) or, with respect to the Business, any Seller or any ERISA Affiliate for the benefit of the Business Employees (and their beneficiaries) that are material to the Business (together with the Business Subsidiary Benefit Plans, the “Business Benefit Plans”). For purposes of this Agreement, “Employee Benefit Plan” means (i) any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) other than a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (iii) any benefit plan required to be maintained by legislation in the United Kingdom, and (iv) any other written or oral plan, agreement or arrangement involving compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, or fringe benefits. For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes any Business Subsidiary or Seller. Complete and accurate copies of all Business Benefit Plans and all related trust agreements, insurance contracts and summary plan descriptions have been made available to the Buyers.

          (b) The Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Business Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, or the period for obtaining such a determination letter has not yet closed. To the knowledge of the Sellers, no event or omission has occurred which would cause any Business Benefit Plan to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Business Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. To the knowledge of the Sellers, no partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Business Benefit Plan.

          (c) No Business Subsidiary or ERISA Affiliate has ever maintained or been required to contribute to any Employee Benefit Plan subject to Title IV of ERISA or to any Multiemployer Plan.

          (d) No act or omission has occurred and no condition exists with respect to any Business Benefit Plan maintained by any Business Subsidiary, any Seller, any of their respective Affiliates or any ERISA Affiliate that would subject the Business Subsidiary or Buyers to any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code (other than liabilities for benefits accrued under Business Benefit Plans for Business Employees Subsidiary or any Seller and their beneficiaries), except for any fine, penalty, Tax or liability that, individually or in the aggregate, is not reasonably likely to result in a Business Material Adverse Effect.

          (e) Except for obligations that, individually or in the aggregate, are not reasonably likely to result in a Business Material Adverse Effect, there are no unfunded obligations under any Business Benefit Plan providing welfare, healthcare or other non-pension benefits after termination of employment to any Business Employee (or to any beneficiary of any such employee), excluding continuation of health coverage required to be continued under Section 4980B of the Code or other similar applicable laws.

          (f) No claims or complaints have been made in writing to the Business Subsidiaries or are pending or, to the knowledge of the Sellers, threatened against the Business Subsidiaries by any officers or employees due to a failure to provide a designated stakeholder scheme as required by Section 3 of the United Kingdom’s Welfare Reform and Pensions Act 1999.

          (g) No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Sellers, threatened with respect to any Business Benefit Plan. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Business Benefit Plans maintained by a Business Subsidiary or any ERISA Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued, except for any failure to pay, contribute or accrue that, individually or in the aggregate, is not reasonably likely to result in a Business Material Adverse Effect.

     2.18 Legal Compliance. Each Business Subsidiary and, with respect to the Business, each Seller is in compliance with all applicable laws (including rules and regulations thereunder) of any federal, state or foreign government, or any Governmental Entity, currently in effect with respect to the Business, including without limitation any privacy laws and the Data Protection Act of 1998, except where the failure to comply therewith is not, individually or in the aggregate, reasonably likely to result in a Business Material Adverse Effect. No Business Subsidiary or Seller has received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any failure to so comply, except for any of the foregoing that, individually or in the aggregate, is not reasonably likely to result in a Business Material Adverse Effect. Neither DC CM nor SmartPath Europe has received any payment, guarantee, financial assistance or other aid from any Governmental Entity which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty.

     2.19 Permits. The Disclosure Schedule lists all permits, licenses, franchises or authorizations from any Governmental Entity relating to the Business, the absence of which, individually or in the aggregate, are reasonably likely to result in a Business Material Adverse Effect (collectively, the “Permits”). Each Permit listed in the Disclosure Schedule is in full force and effect and no Business Subsidiary or Seller is in violation of or default under any Permit and no suspension or cancellation of any such Permit has been threatened in writing. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the termination of any such Permit.

     2.20 Business Relationships with Affiliates. The Disclosure Schedule lists any agreements with respect to the Business whereby any Affiliate, other than any Business Subsidiary, of any Seller directly or indirectly (a) owns any property or right, tangible or intangible, which is used in and material to the Business, (b) has any material claim or cause of action against the Business, or (c) owes any money to, or is owed any money by, the Business. For purposes of this Agreement, the term “Affiliate” shall have the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

     2.21 Brokers’ Fees. No Business Subsidiary or Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement that would constitute an Assumed Liability or a liability of the Business Subsidiary.

     2.22 Customers and Suppliers. The Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the revenues of the Business during the last full fiscal year and (b) each supplier that is the sole supplier of any significant product or service to the Business. No Seller or Business Subsidiary has received written notice that (i) any current customer has stopped or intends to stop purchasing the products or services of the Business, or (ii) any current supplier has stopped or intends to stop supplying any significant products or services to the Business, and no current customer or current supplier has notified in writing any Sellers or Business Subsidiaries of any plan or other intention to exercise any right to cancel or terminate or not to renew any Designated Contract to which such customer or supplier is a party.

     2.23 Environmental Matters. Except for matters that, individually or in the aggregate, are not reasonably likely to result in a Business Material Adverse Effect, no hazardous wastes, substances or materials or products have been generated, transported, used, disposed, stored or treated by the Sellers (solely with respect to the Business) and no hazardous wastes, substances, materials or products have been released, discharged, disposed, transported, placed or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by the Sellers (solely with respect to the Business) or a Business Subsidiary.

     2.24 Elimination of Intercompany Items. There are no outstanding payables, receivables, liabilities or other obligations pursuant to any intercompany transactions between or among any Business Subsidiary, on the one hand, and any Seller or its Subsidiaries (other than a Business Subsidiary), on the other hand.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYERS

     The Buyers jointly and severally represent and warrant to each Seller that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Agreement, the phrase, “to the knowledge of the Buyers” or any phrase of similar import shall mean and be limited to the actual knowledge of the employees of the Buyers who have had substantive involvement in the preparation of this Agreement and the negotiation of the transactions contemplated hereby.

     3.1 Organization. Each of the Buyers is duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization.

     3.2 Authority. Each of the Buyers has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyers of this Agreement and such Ancillary Agreements and the consummation by the Buyers of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Buyers. This Agreement has been, and such Ancillary Agreements to which a Buyer will be a party will be, validly executed and delivered by the Buyers and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Sellers, constitutes or will constitute a valid and binding obligation of the Buyers, enforceable against the Buyers in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

     3.3 Noncontravention. Neither the execution and delivery by either Buyer of this Agreement or the Ancillary Agreements to which such Buyer will be a party, nor the consummation by either Buyer of the transactions contemplated hereby or thereby, will:

          (a) conflict with or violate any provision of the charter or bylaws (or comparable organizational documents) of such Buyer;

          (b) require on the part of either Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not result in a material adverse effect on the ability of the Buyers to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”);

          (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which a Buyer is a party or by which a Buyer is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that, individually or in the aggregate, is not reasonably likely to result in a Buyer Material Adverse Effect or (ii) any notice, consent or waiver the absence of which, individually or in the aggregate, is not reasonably likely to result in a Buyer Material Adverse Effect; or

          (d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, a Buyer or any of its properties or assets, except for any violation that, individually or in the aggregate, is not reasonably likely to result in a Buyer Material Adverse Effect.

     3.4 Litigation. There are no actions, suits, claims or legal, administrative or arbitrational proceedings pending against, or, to the Buyers’ knowledge, threatened against,

either or both of the Buyers which would adversely affect the Buyers’ performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

     3.5 Investment Intent. The Buyers are acquiring the Stock for investment for their own account and not with a view to the distribution of any part thereof. Each Buyer acknowledges that the Stock has not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. Each Buyer further acknowledges that (a) it has such knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Stock, (b) it can bear the economic risk of an investment in the Stock for an indefinite period of time and (c) it has had the opportunity to conduct an independent due diligence review of the Business.

     3.6 Financing. The Buyers have, and at the Closing will have, sufficient sources of financing in order to consummate the transactions contemplated by the Agreement and to fulfill their obligations hereunder, including without limitation payment of the Purchase Price at the Closing.

     3.7 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyers or any of their Affiliates in order to effect the transactions contemplated by this Agreement, the Buyers shall be able to pay their debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyers or any of their Affiliates in order to effect the transactions contemplated by this Agreement, the Buyers shall have adequate capital to carry on their businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyers or any of their Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyers.

ARTICLE IV
CLOSING

     4.1 Closing; Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in New York, New York, commencing at 10:00 a.m., local time, on the date on which this Agreement is executed and delivered by the Parties (the “Closing Date”).

     4.2 Conditions to Obligations of the Buyers. The obligation of the Buyers to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Buyers) of the following conditions:

          (a) the Sellers shall have effected all registrations, filings and notices with or to Governmental Entities listed on Schedule 4.2(a) (the “Governmental Filings”);

          (b) the Buyers shall have received letters of resignation from each of the directors of any Business Subsidiary;

          (c) the Sellers shall have executed and delivered to the Buyers:

               (i) a Bill of Sale in a form reasonably acceptable to the Parties;

               (ii) an Assignment and Assumption Agreement in a form reasonably acceptable to the Parties;

               (iii) a Software License and Services Agreement in a form reasonably acceptable to the Parties;

               (iv) a CM Software Reseller Agreement in a form reasonably acceptable to the Parties;

               (v) a CM Software Integration and Support Agreement in a form reasonably acceptable to the Parties;

               (vi) a Transition Services Agreement in a form reasonably acceptable to the Parties (the “Transition Services Agreement”);

               (vii) an Escrow Agreement in a form reasonably acceptable to the Parties (the “Escrow Agreement”) (the documents referred to in Sections 4.2(c)(i) – (vii) are collectively referred to herein as the “Ancillary Agreements”);

               (viii) a true, correct and complete copy, certified by the secretary or an assistant secretary (or similar officer) of the Parent, of the certificate of incorporation, memorandum of association or articles of association, as the case may be, and by-laws of each Seller and each Business Subsidiary and the resolutions duly and validly adopted by the board of directors of each Seller authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements and approving the consummation of the transactions contemplated hereby and thereby;

               (ix) a certificate of the secretary or assistant secretary (or similar officer) of the Parent certifying the names and signatures of the officers of each Seller executing this Agreement and the other documents to be delivered hereunder;

               (x) certificates of the secretaries of state (or equivalent officers) of the jurisdictions in which each Seller and each Business Subsidiary are incorporated, stating that such entities are in corporate good standing (or foreign equivalent); and

               (xi) such other instruments of conveyance as the Buyers may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyers of valid ownership of the Acquired Assets owned by the Sellers;

          (d) the Parent shall deliver to the Buyers certificates evidencing (A) all of the DC EMS Stock, duly endorsed in blank or with stock powers duly executed by the Parent, and

(B) transfers of the DC CM Stock in favor of the Buyers (or its nominee(s)) executed by Protagona Limited, together with the share certificates for the DC CM Stock;

          (e) the Sellers shall deliver to the Buyers, or otherwise put the Buyers in possession and control of, all of the Acquired Assets of a tangible nature owned by the Sellers;

          (f) each Seller shall transfer to the Buyers all the books, records, files and other data (or copies thereof) within the possession of such Seller to the extent relating to the Acquired Assets and reasonably necessary for the continued operation of the Business by the Buyers; and

          (g) the Parent shall deliver (or shall cause to be delivered) to the Buyers the minute books, stock books, ledgers and registers, corporate seals, certificates of incorporation and other similar corporate records of each Business Subsidiary.

     4.3 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Sellers) of the following condition:

          (a) the Buyers shall have executed and delivered to the Parent the Ancillary Agreements.

     4.4 Local Transfer Documents. The Sellers and the Buyers shall, consistent with the terms and conditions of this Agreement, enter into, or cause their respective Affiliates to enter into, on the Closing Date, separate bills of sale and assignment and assumption agreements (the “Local Transfer Documents”) as are agreed upon by the Sellers and the Buyers documenting the purchase and sale of the Stock and each portion of the Acquired Assets and the Assumed Liabilities to be conveyed separately to the Buyers or one or more of their Affiliates. Such individual Local Transfer Documents shall be used merely to memorialize the transfer of particular assets and liabilities to particular Affiliates of the Buyers. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any Local Transfer Documents, the terms and conditions of this Agreement shall prevail.

     4.5 FIRPTA. On or prior to the Closing, the Sellers shall deliver to the Buyers a certificate meeting the requirements of Treasury Regulations Section 1.1445-2(b) with respect to the Parent.

ARTICLE V
INDEMNIFICATION

     5.1 Indemnification by the Parent. Subject to the terms and conditions of this Article V, from and after the Closing, the Parent shall indemnify each Buyer in respect of, and hold each Buyer harmless against, any and all liabilities, monetary damages, fines, fees, penalties, costs and expenses (including without limitation reasonable attorneys’ fees and expenses) (collectively, “Damages”) incurred or suffered by any Buyer or any of its Affiliates resulting from or constituting:

          (a) any breach of a representation or warranty of the Sellers contained in this Agreement or the Ancillary Agreements referred to in clauses (i), (ii), (vi) and (vii) of Section 4.2(c) (the “Indemnifiable Ancillary Agreements”);

          (b) any failure by any Seller to perform any covenant or agreement contained in this Agreement or any Indemnifiable Ancillary Agreement;

          (c) any Excluded Liabilities;

          (d) (i) any claim by a Business Subsidiary Employee for a failure to observe the requirements of Regulation 10 of the Transfer of Undertakings (Protection of Employment) Regulations 1981 in relation to a transfer of employment from DoubleClick Europe Limited; or

               (ii) any claim for unfair or constructive dismissal brought by a Business Subsidiary Employee relating to such transfer, provided that such indemnity relates only to such transfer and not to the sale of the Business to the Buyers or any act done by the Buyers following such sale; or

          (e) any and all (i) Taxes (or the non-payment thereof) of the Sellers and each Business Subsidiary for all taxable periods ending on or before the Closing Date, including any Pre-Closing Tax Periods, (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Seller or Business Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (iii) Taxes of any person (other than any Seller or Business Subsidiary) imposed on any Business Subsidiary as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date.

     5.2 Indemnification by Aprimo. Subject to the terms and conditions of this Article V, from and after the Closing, Aprimo shall indemnify each Seller in respect of, and hold each Seller harmless against, any and all Damages incurred or suffered by any Seller and any of its Affiliates resulting from or constituting:

          (a) any breach of a representation or warranty of the Buyers contained in this Agreement or the Indemnifiable Ancillary Agreements;

          (b) any failure by the Buyers to perform any covenant or agreement contained in this Agreement or any Indemnifiable Ancillary Agreement; or

          (c) any Assumed Liabilities.

     5.3 Claims for Indemnification.

          (a) Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. A person entitled to indemnification under this Article V (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such third-party claim and the amount of the Damages claimed. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.

          (b) Procedure for Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article V shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article V and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. If the Indemnified Party is a Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is a Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of such response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to such Buyer), (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is a Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of such response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to such Buyer), or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 9.12. If the Indemnified Party is a Buyer and is seeking to enforce the claim that is the subject of such dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the dispute pursuant to Section 9.12, a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be disbursed to such Buyer (which notice shall be consistent with the terms of the resolution of the dispute).

     5.4 Survival.

          (a) Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Sellers and the Buyers set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the first anniversary of the Closing Date, at which time they shall expire. Notwithstanding the foregoing, the representations and warranties of the Sellers contained in Section 2.2 shall survive the Closing and the consummation of the transactions contemplated hereby without limitation.

          (b) If an indemnification claim is properly asserted in writing pursuant to Section 5.3 prior to the expiration as provided in Section 5.4(a) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

     5.5 Limitations.

          (a) Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Agreement:

               (i) the Parent shall be liable with respect to claims under Section 5.1(a) only when the aggregate Damages related to such claims, considered together, exceeds $50,000, in which event the Parent will be liable for the aggregate of the Damages;

               (ii) the aggregate liability of the Parent for all Damages under this Article V, other than Damages resulting from claims for Excluded Liabilities or claims under Section 1.2(d) or claims under Section 5.1(a) relating to a breach of the representations and warranties contained in Section 2.2 or claims for fraud or intentional misrepresentation, shall not exceed an amount equal to ten percent (10%) of the Purchase Price; and

               (iii) the aggregate liability of the Parent for Damages resulting from claims under Section 5.1(a) relating to a breach of the representations and warranties contained in Section 2.2, together with all other Damages for which the Parent is liable under this Article V (other than Damages with respect to Excluded Liabilities), shall not exceed an amount equal to the Purchase Price.

          (b) In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article V that are consequential, in the nature of lost profits, diminution in the value of property, special or punitive or otherwise not actual damages. Each Party shall use reasonable commercial efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to it under this Article V.

          (c) The Buyers hereby waive and release (and shall cause each Business Subsidiary to waive and release), any claim any Business Subsidiary may have against any Seller or its Affiliates as of the Closing Date.

          (d) The Escrow Agreement is intended to secure the indemnification obligations of the Parent under this Agreement. Other than claims for Excluded Liabilities or claims under Section 1.2(d) or claims under Section 5.1(a) relating to a breach of the representations and warranties contained in Section 2.2 or claims of fraud or intentional misrepresentation, the rights of the Buyers under this Article V shall be limited to the Escrow Fund, and the Escrow Agreement shall be the exclusive means for the Buyers to enforce such rights. The Buyers shall not attempt to collect any Damages directly from the Parent unless there are no remaining funds held in escrow pursuant to the Escrow Agreement.

          (e) Except with respect to claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement or the Indemnifiable Ancillary Agreements and claims based on fraud or intentional misrepresentation, the rights of the Indemnified Parties under this Article V shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims covered by Section 5.1, Section 5.2 or Article VI or otherwise relating to the transactions that are the subject of this Agreement. Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.

     5.6 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price.

     5.7 Tax Matters. The Parties acknowledge and agree that any indemnification obligations of the Parent hereunder with respect to Taxes (other than indemnification obligations arising out of breaches of the representations and warranties contained in Article II) shall be governed by Section 5.1(e), and, for purposes of Article V only, liabilities and obligations of the Parent with respect to Taxes shall not be included within the definition of “Excluded Liabilities.”

ARTICLE VI
TAX MATTERS

     6.1 Allocation of Certain Taxes. For purposes of this Agreement, Taxes relating to the property or operations of the Business shall be allocated as provided in this Section 6.1. For purposes of this Agreement, a “Straddle Period” means a taxable period beginning before and ending after the Closing Date, a “Pre-Closing Tax Period” means the portion of a Straddle Period ending on the Closing Date and a “Post-Closing Tax Period” means the portion of a Straddle Period beginning after the Closing Date. The portion of any such Taxes allocable to the Pre-Closing Tax Period shall be deemed to equal (a) in the case of Taxes that (i) are based upon or related to income, receipts or payroll or (ii) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 6.3, the amount which would be payable if the taxable year ended with the Closing Date, and (b) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the Straddle Period. Any remaining Taxes for such Straddle Period shall be allocable to the Post-Closing Tax Period. For purposes of the provisions of this Agreement, each of the Pre-Closing Tax Period and the Post-Closing Tax Period of a Straddle Period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

     6.2 Group Relief and Transfer Pricing Adjustments.

          (a) The Buyers will procure that, if directed by any of the Sellers to do so, any Business Subsidiary which is resident in the United Kingdom (a “UK Business Subsidiary”) will surrender to any company which is or has before the Closing been a member of the same group (for the purposes of Chapter IV Part X Income and Corporation Taxes Act 1988 (“Chapter IV”)) as the Business Subsidiary for no consideration pursuant to the provisions of Chapter IV any trading losses or other amounts eligible for surrender by the UK Business Subsidiary in question by way of Group Relief (as defined in Chapter IV) in respect of any accounting period of the UK Business Subsidiary ended on or before or current at the Closing Date.

          (b) The Sellers will have the right to require that any liability any of them may have pursuant to this Agreement in respect of a United Kingdom corporation tax liability of any UK Business Subsidiary be satisfied by the surrender of any loss or other amount available by way of Group Relief to any UK Business Subsidiary by the Sellers or any member of the Sellers’ Group (as defined by Chapter IV) pursuant to the provisions of Chapter IV or by any such surrender between any of the UK Business Subsidiaries or by utilization of any losses otherwise available to the UK Business Subsidiaries in respect of any period ended on or before or current at the Closing Date.

          (c) The Buyers will procure that the UK Business Subsidiaries take all such action as the Sellers may reasonably request to give effect to the provisions of this Section 6.2, including the signing of appropriate claims or consents to surrenders of Group Relief.

          (d) If as a result of an adjustment in accordance with the provisions of Schedule 28AA Income and Corporation Taxes Act 1988 (as amended by Finance Act 2004)

relating to any period before Closing a UK Business Subsidiary is entitled to a deduction in respect of deemed payments (other than a deemed payment to another UK Business Subsidiary), the Buyers will procure that the UK Business Subsidiary will pay to the company deemed to have received the payment a tax free sum equal to the tax saved by the UK Business Subsidiary as a result of the deduction.

     6.3 Transfer Taxes. The Buyers shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement.

     6.4 Preparation and Filing of Tax Returns; Payment of Taxes.

          (a) The Parent shall prepare and timely file or shall cause to be prepared and timely filed (i) all Tax Returns for the Parent for all periods, (ii) all Tax Returns for any Income Taxes of the Business Subsidiaries for all taxable periods that end on or before the Closing Date, and (iii) all other Tax Returns of the Business Subsidiaries required to be filed (taking into account extensions) prior to the Closing Date. The Parent shall make or cause to be made all payments required with respect to any such Tax Returns. The Buyers shall promptly reimburse the Parent for the amount of any such Taxes paid by the Parent to the extent such Taxes are Assumed Liabilities (as determined under Section 6.1 hereof) or allocable to a Post-Closing Tax Period of a Business Subsidiary (as determined under Section 6.1 hereof). For purposes of this Agreement, “Income Taxes” mean all income, gross receipts, net profits and franchise or other similar taxes imposed by the United States of America, the United Kingdom or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

          (b) The Buyers shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns for the Business Subsidiaries and all Tax Returns of the Buyers for all periods. The Buyers shall make all payments required with respect to any such Tax Returns. The Parent shall promptly reimburse the Buyers for the amount of any such Taxes paid by the Buyers to the extent such Taxes are the responsibility of the Parent under Sections 5.1(e) and 6.1 and the Parent has consented in advance to such payment, which consent shall not be unreasonably withheld or delayed.

     6.5 Tax Sharing Agreements. Except as otherwise provided in this Agreement, any Tax sharing or allocation agreements or practices among or between the Business Subsidiaries, on the one hand, and the Sellers or any of its Affiliates, on the other hand, shall be terminated on or prior to the Closing Date.

     6.6 Cooperation on Tax Matters; Tax Audits.

          (a) Aprimo and the Parent and their respective Affiliates shall cooperate in the preparation of all Tax Returns and the conduct of all Tax Audits or other administrative or judicial proceedings relating to the determination of any Tax for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to a Business Subsidiary illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession requested by the Party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to a Business Subsidiary, and providing copies of all relevant Tax Returns to the extent related to the Business Subsidiary, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested Party may possess. Aprimo and the Parent shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

          (b) The Parent shall have the right, at its own expense, to control any Tax Audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to a Business Subsidiary. Aprimo shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Business Subsidiary; provided that, with respect to any item the adjustment of which may cause the Parent to become obligated to make any payment, Aprimo shall consult with the Parent with respect to the resolution of any issue that would affect the Parent, and not settle any such issue, or file any amended Tax Return relating to such issue, without the prior written consent of the Parent.

     6.7 Scope of Article VI. Any claim by any Party relating to a breach by another Party of its obligations under this Article VI shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Article V.

ARTICLE VII
EMPLOYEE MATTERS

     7.1 Offer of Employment; Continuation of Employment. The Parties intend that there shall be continuity of employment with respect to all employees of each Business Subsidiary (each, a “Business Subsidiary Employee”) and all employees of the Sellers exclusively or primarily engaged in the Business (each, a “Seller Business Employee” and together with the Business Subsidiary Employees, the “Business Employees”). The Business Employees as of the date of this Agreement are listed on Schedule 7.1, which includes the title or position of each such Business Employee. The Buyers shall offer employment commencing on the Closing Date to all Seller Business Employees, including those on vacation, military leave, leave of absence (whether paid or unpaid) or disability, on the terms set forth in Section 7.4, at a location and in a position substantially similar to such employee’s location and position immediately prior to the Closing Date; provided that the Parties acknowledge and understand that if a Buyer offers technical personnel (engineering, product management, operations, customer support and technical support) a technical position in a Buyer’s product group, customer support or Global Services, then the Buyers shall be deemed to have offered a substantially similar position to such employee.

     7.2 Cessation of Business Benefit Plan Participation; 401(k) Plan Matters. Except as otherwise provided in this Article VII or as otherwise required by applicable law, the Business Employees shall cease to participate in or accrue further benefits under the Business Benefit Plans immediately prior to the Closing. Effective as of the Closing, all Business Employees who participate in the defined contribution plan qualified under Section 401 of the Code sponsored by the Parent (the “Seller’s 401(k) Plan”) shall cease to participate in said plan. Aprimo shall establish, if it does not already maintain, a defined contribution plan qualified under Section 401 of the Code which shall accept direct or indirect rollovers by Business Employees of their vested interest in the Seller’s 401(k) Plan.

     7.3 Employment Related Liabilities. The Buyers shall assume liability for and shall pay directly to the appropriate Business Employee any amounts to which any Business Employee becomes entitled under any Business Benefit Plan or individual arrangement, applicable law or otherwise that exists or arises as a result of, or in connection with (a) the sale of the Business hereunder, (b) the Buyers’ failure to offer employment or to employ Business Employees in accordance with Section 7.1 or applicable local law, (c) the employment of any Business Employee on or after the Closing Date, (d) any change or proposed change to the remuneration, benefits, terms and conditions of employment, or the working conditions of any Business Employee after the Closing Date and (e) the termination of employment of any Business Employee on or after the Closing Date.

     7.4 Compensation; Employee Benefits; Severance Plans.

          (a) Beginning on the Closing Date, the Buyers shall, for the period ending six (6) months after the Closing Date, provide each Seller Business Employee who accepts a Buyer’s offer of employment and who commences working with a Buyer on the Closing Date and each Business Subsidiary Employee on the Closing Date (collectively, the “New Buyer Employees”) with a compensation package (which may consist of base salary, bonus, commissions and any applicable long-term incentive benefits of such Buyer) that is at least substantially equivalent to such New Buyer Employee’s total compensation package immediately prior to the Closing Date.

          (b) Beginning on the Closing Date, the Buyers shall also, for the period ending six (6) months after the Closing Date, maintain (or cause its Affiliates to maintain) employee benefit plans, agreements, programs, policies and arrangements, as may be modified from time to time for employees generally, for the benefit of each New Buyer Employee that are substantially comparable in the aggregate to the Employee Benefit Plans in effect immediately prior to the Closing Date with respect to employees of the Buyers (the “Buyer Plans”) for so long as such New Buyer Employee is employed by a Buyer. The Buyers will give credit for past service with the Sellers or their Affiliates under all the Buyer Plans for purposes of eligibility, vesting and determination of benefit levels to all New Buyer Employees, to the same extent such service was credited under similar plans of the Sellers and their Affiliates in which the New Buyer Employees participated prior to the Closing Date, but except where such credit would result in duplication of benefits. Notwithstanding anything to the contrary in this Agreement, if a Buyer (i) terminates a New Buyer Employee during the six-month period following the Closing Date (other than for Cause) or (ii) does not offer employment to any Seller Business Employee prior to or immediately following the Closing Date at a location and in a position substantially similar to such employee’s location and position immediately prior to the Closing Date as contemplated in Section 7.1 hereof and with the compensation package (including any applicable benefits of such Buyer but not including equity awards) and access to Buyer Plans referred to above, then the Buyers shall pay severance to such employee (subject to obtaining an appropriate and customary release in substantially the form attached to Schedule 7.4) over the severance period to the extent permitted by law of an amount at least equal to the higher of (A) the amount that would have been required to be paid under the Parent’s severance plan and policies in effect as of the date of this Agreement, as calculated in accordance with Section 2.16(a) of the Disclosure Schedule, with respect to such employee, or (B) the amount required to be paid under a Buyer’s severance plan or policies as of the date of such termination.

          (c) Notwithstanding anything to the contrary herein, subject to applicable local law, the Buyers shall not be obligated to pay any such severance to Business Employees in excess of the severance amounts set forth in the severance plans existing as of the Closing Date. In the event that a Buyer becomes obligated to pay severance to an employee as set forth above and the Parent (or any of its successors or assigns) hires such employee within the six-month period following the Closing Date, then, as of the date such employee commences employment with the Parent, such Buyer shall no longer be obligated to make any remaining severance payments pursuant to the terms of this Agreement. For purposes of this Section 7.4, the phrase “for Cause” shall mean (i) the repeated failure of a New Buyer Employee to perform any of his or her material job functions, (ii) the conviction of, or admission of guilt or plea of no contest by, a New Buyer Employee in a criminal proceeding with respect to any crime, whether or not involving the Business, which constitutes a felony in the jurisdiction involved, (iii) the embezzlement or misappropriation of property of the Buyers by a New Buyer Employee, or any other act of a New Buyer Employee involving fraud or material dishonesty with respect to the Buyers, (iv) any substance abuse by a New Buyer Employee that materially interferes with his ability to discharge his duties to the Buyers, or (v) any material breach by the New Business Employee of his or her statutory, common law or contractual duties not to compete with the Buyers, not to solicit or hire employees of the Buyers, or not to disclose or reveal confidential information or trade secrets of the Buyers.

     7.5 Welfare Plans. With respect to any Buyer Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or any plan directly or indirectly maintained or contributed to by a Buyer providing similar benefits to an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), such Buyer shall (a) cause to be waived any pre-existing condition limitations or actively-at-work requirements and (b) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such New Buyer Employees with respect to similar plans maintained by the Sellers or any of their Affiliates for such New Buyer Employees immediately prior to the Closing Date. The Buyers shall make appropriate arrangements to allow the use by New Buyer

Employees of any amounts available under any cafeteria plan or flexible spending account (as defined in Section 125 of the Code) which was maintained by the Sellers or any of their Affiliates for such New Buyer Employees.

     7.6 Accrued Personal, Sick, Sabbatical or Vacation Time; Accrued Bonuses.

          (a) With respect to accrued but unused personal, sick, sabbatical or vacation time to which any New Buyer Employee is entitled pursuant to the personal, sick, sabbatical or vacation policies applicable to such New Buyer Employee immediately prior to the Closing Date (the “PSSV Policies”), the Buyers shall assume the liability for such accrued but unused personal, sick, sabbatical or vacation time and allow such New Buyer Employee to use such accrued but unused personal, sick, sabbatical or vacation time; provided, however, that if a Buyer deems it necessary to disallow any such New Buyer Employee from taking such accrued but unused personal, sick, sabbatical or vacation time, such Buyer shall be liable for and pay in cash to each such New Buyer Employee an amount equal to such accrued but unused personal, sick, sabbatical or vacation time in accordance with the terms of the PSSV Policies in effect as of the date hereof; and provided, further, that the Buyers shall be liable for and pay in cash an amount equal to such accrued but unused personal, sick, sabbatical or vacation time to any New Buyer Employee whose employment terminates for any reason subsequent to the Closing Date.

          (b) All accrued but unused personal, sick, sabbatical or vacation time for each Business Employee as of the Closing Date shall be accurately reflected in the preparation of the Closing Date Statement of Net Assets.

          (c) All accrued but unpaid bonuses for each Business Employee as of the Closing Date shall be accurately reflected in the preparation of the Closing Date Statement of Net Assets, and the Buyers shall be liable for and pay in cash the accrued but unpaid bonus accruing to any Business Employee in accordance with the terms of the Parent’s or applicable Business Subsidiary’s bonus program in effect on the date hereof.

     7.7 U.S. WARN Act. The Buyers agree to provide any required notice under the Worker Adjustment and Retraining Notification Act (“WARN”) and any other similar applicable law and to otherwise comply with any such law with respect to any “plant closing” or “mass layoff” (as defined in WARN) or similar event affecting employees and occurring on or after the Closing Date or arising as a result of the transactions contemplated hereby. The Buyers shall assume sole responsibility for any liabilities or obligations arising under WARN or other applicable law resulting from the actions (or inactions) of the Buyers or their Affiliates on or after the Closing Date or from the transactions contemplated hereby.

     7.8 U.S. COBRA. The Buyers agree to provide any required notice under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) and any other similar applicable law on or after the Closing Date. The Buyers shall assume sole responsibility for any liabilities or obligations arising under COBRA or other similar applicable law resulting from the actions (or inactions) of the Buyers or their Affiliates on or after the Closing Date or from the transactions contemplated hereby.

     7.9 Notice to Business Employees. Promptly following execution of this Agreement, Aprimo shall provide each Business Employee with notice of such Business Employee’s benefits under this Article VII.

ARTICLE VIII
POST-CLOSING COVENANTS

     8.1 Access to Information; Record Retention; Cooperation.

          (a) Access to Information. Subject to compliance with contractual obligations and applicable laws and regulations regarding classified information and security clearance, following the Closing, each Party shall afford to each other Party and to such Party’s authorized accountants, counsel and other designated representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business (i) reasonable access and duplicating rights to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party relating to the Business and (ii) reasonable access to the personnel of such Party. Requests may be made under this Section 8.1(a) for financial reporting and accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation or insurance claim, performing obligations under this Agreement and the Ancillary Agreements, and all other proper business purposes.

          (b) Preparation of Financial Statements. Without limitation of the provisions of Section 8.1(a), following the Closing,

               (i) the Buyers shall provide to the Parent all information relating to the Business reasonably required for the Parent to prepare the financial statements of the Parent and its Affiliates. In connection with the preparation of such financial statements, the Buyers shall provide the Parent (and its auditors) with reasonable access to the Business, its financial management and any accountant’s work papers, and all financial books, accounts and records relating to the Business.

               (ii) in accordance with the Transition Services Agreement, the Sellers shall provide to Aprimo all information relating to the Business reasonably required for Aprimo to prepare audited financial statements of Aprimo and its Affiliates as required by Regulation S-X. In connection with the preparation of such financial statements, and subject to the terms and conditions of the Transition Services Agreement, the Sellers shall provide Aprimo (and its auditors) with reasonable access to their financial management and any accountant’s work papers, and all financial books, accounts and records relating to the Business.

          (c) Reimbursement. A Party making Information or personnel available to another Party under Section 8.1 shall be entitled to receive from such other Party, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in making such Information or personnel available; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees of the providing Party.

          (d) Retention of Records. Except as may otherwise be required by law or agreed to in writing by the Parties, each Party shall use reasonable commercial efforts to preserve, until six years after the Closing Date, all Information in its possession or control pertaining to the Business prior to the Closing. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party or Parties to deliver such Information to the other Party or Parties, and if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

          (e) Confidentiality. Each Party shall hold, and shall use reasonable commercial efforts to cause their respective employees, directors, consultants and advisors to hold, in strict confidence all Information concerning the other furnished to it by the other Party or Parties or their representatives pursuant to this Section 8.1 (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of any action or inaction by the receiving Party, (ii) was within the possession of the receiving Party prior to it being furnished to the receiving Party by or on behalf of the disclosing Party pursuant hereto, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such information, or (iii) is or becomes available on a non-confidential basis to the receiving Party from a source other than the disclosing Party, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such information), and each Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the receiving Party shall (to the extent permitted by applicable law) notify the disclosing Party promptly of the request and the documents requested thereby so that the disclosing Party may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver hereunder, a Party is, in the written opinion of its counsel, compelled to disclose any Information to any tribunal or other entity or else stand liable for contempt or suffer other censure or penalty, such Party may so disclose the Information without liability hereunder; provided, however, that, such Party gives written notice to the other Party or Parties of the information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable, uses all reasonable efforts to limit any such disclosure to the precise terms of such requirement and cooperates with the disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information by the tribunal or other entity.

     8.2 Director and Officer Indemnification. The Buyers shall not take, cause or permit to be taken or caused by any person any action to alter or impair any exculpatory or indemnification provisions, now existing in the charter or bylaws of DC EMS or the memorandum and articles of association of DC CM or SmartPath Europe Limited, for the benefit of any individual who served as a director or officer of such Business Subsidiary at any time prior to the Closing Date, except for any changes that may be required to conform with changes in applicable law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date.

     8.3 Use of Name for Transition Period.

          (a) Following the Closing, except as otherwise provided herein, the Buyers shall have no rights to use any corporate names, trademarks, trade names, logos or any contraction, abbreviation or simulation of any Seller, including without limitation the name “DoubleClick” (the “Retained Marks”), and will not hold itself out as having any affiliations with any Seller.

          (b) Notwithstanding the provisions of Section 8.3(a), for a period of 60 days after the Closing Date, the Buyers may:

               (i) utilize sales promotional aids, literature and other printed material of the Business; provided such material clearly and prominently displays the following statement or a statement of similar import, the form of which shall be approved by the Parent: “[the Buyer product name], formerly a product of DoubleClick.” Promptly following the Closing Date, the Buyers will implement a plan to eliminate the use of all such material within such 60-day period;

               (ii) continue to use the Retained Marks for 60 days following the Closing Date on inventories existing on the Closing Date; provided that the products in such inventories are not modified or enhanced in any manner; and

               (iii) disclose to its customers and potential customers that it is conducting the Business as a successor to the Sellers from and after the Closing Date.

          (c) The licenses to use the Retained Marks set forth in this Section 8.3 shall not prohibit the Parent or any of its Affiliates from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner. The Buyers agree that their use of the Retained Marks shall be consistent with the past practices of the Sellers and their respective direct and indirect Subsidiaries in connection with their business and operations and, with respect to such use, the Buyers shall adhere to substantially similar quality standards to which the Sellers and their direct and indirect Subsidiaries adhered immediately prior to the Closing.

     8.4 Use of Retained Marks in Transferred Technology. The Sellers (or their Affiliates) shall retain ownership of all domain names employing the name “DoubleClick” and neither the Buyers nor any of their Affiliates shall have any right or license to any such domain name. To the extent the Business utilized any internet protocol address space allocated to the Sellers, such internet protocol address space shall remain the property of the Sellers, and no rights or licenses are granted to the Buyers with respect thereto.

     8.5 Collection of Accounts Receivable. Each Seller agrees that it shall forward to the Buyers within 30 days of receipt any monies, checks or instruments received by such Seller after the Closing with respect to the accounts receivable purchased by the Buyers from the Sellers pursuant to this Agreement. Each Seller hereby authorizes the Buyers to endorse and cash any checks or instruments payable or endorsed to such Seller or its order which are received by the Buyers and which relate solely to accounts receivable purchased by the Buyers from the Sellers.

     8.6 Payment of Assumed Liabilities. In the event that any Seller (or an Affiliate thereof) inadvertently pays or discharges, after the Closing, any Assumed Liabilities, the Buyers shall reimburse such Seller or Affiliate for the amount so paid or discharged within 30 days of being presented with written evidence of such payment or discharge.

     8.7 Noncompetition, Nonsolicitation and Hiring.

          (a) During the period commencing on the Closing Date and continuing until and including December 13, 2006 (the “Noncompetition Period”), the Parent shall not (and shall cause each Noncompetition Party not to), directly or indirectly, engage in the Restricted Business. Notwithstanding the foregoing, no Noncompetition Party shall be prohibited from:

               (i) purchasing products or services from, or selling products or services to, or otherwise engaging in a subcontracting or commercial relationship with, an entity that is engaged in the Restricted Business;

               (ii) acquiring or owning less than 3% (by voting power) of the outstanding capital stock of any publicly-traded company that is engaged in the Restricted Business;

               (iii) performing its obligations under this Agreement and the Ancillary Agreements or otherwise taking actions in connection with the winding up of the Business; or

               (iv) acquiring any entity that is engaged in the Restricted Business if either:

                    (A) in such entity’s last full fiscal year prior to such acquisition, the consolidated revenues of such entity from the Restricted Business were less than $500,000; provided, however, that the Noncompetition Party thereafter uses, until the earlier to occur of the expiration of the Noncompetition Period and 12 months after such acquisition, reasonable commercial efforts to sell that portion of the business of such entity as constitutes the Restricted Business, upon terms and conditions and at a price deemed acceptable by the Noncompetition Party; or

                    (B) in such entity’s last full fiscal year prior to such acquisition, the consolidated revenues of such entity from the Restricted Business constituted less than 25% of the total revenues of such entity; provided, however, that the Noncompetition Party thereafter uses, until the earlier to occur of the expiration of the Noncompetition Period and 12 months after such acquisition, reasonable commercial efforts to sell that portion of the business of such entity as constitutes the Restricted Business, upon terms and conditions and at a price deemed acceptable by the Noncompetition Party.

     For purposes of this Agreement, “Noncompetition Party” means the Parent and any Subsidiary of the Parent while (but only while) such entity is a Subsidiary of the Parent, and

“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which another entity (or another Subsidiary) holds stock or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such entity. For purposes of this Agreement, “Restricted Business” means the business of developing, marketing or selling campaign management and/or marketing resource management stand-alone software applications; provided, however, that Restricted Business shall not include the development, marketing or selling by any Noncompetition Party of campaign management and/or resource management software as features or functionalities in any current or future version of any Noncompetition Party’s current products or services.

          (b) During the Noncompetition Period, the Parent shall not (and shall cause each Noncompetition Party not to), directly or indirectly, induce or attempt to induce any customer or prospective customer of the Business to cease engaging in the Restricted Business with the Buyers.

          (c) For a period of twelve (12) months after the Closing Date, the Parent shall not (and shall cause each Noncompetition Party not to), directly or indirectly, solicit, receive or accept the performance of services or attempt to induce any New Buyer Employee to terminate his employment with the Buyers or any Subsidiary of a Buyer; provided, however, that nothing in this Section 8.7 shall prohibit the Parent, either directly or indirectly (including through a Subsidiary), from (i) soliciting or hiring New Buyer Employees terminated by the Buyers, (ii) making generalized employment searches, by advertisement, engaging firms to conduct searches or otherwise, and hiring individuals identified through such searches that are not focused on the New Buyer Employees, or (iii) soliciting or hiring New Buyer Employees who initiate contact with the Parent or its Subsidiaries regarding possible employment.

          (d) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each Seller acknowledges that Buyers would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate the Buyers for any such breach. Each Seller agrees that the Buyers shall be entitled to injunctive relief requiring specific performance by each Seller of this Section, and each Seller consents to the entry thereof.

     8.8 Consents to Assignment. Promptly after the Closing, the Buyers shall use reasonable efforts to obtain all waivers, permits, consents, approvals or other authorizations from Governmental Entities and other third parties listed on Schedule 8.8 to assign the Acquired Assets to the Buyers. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof. If such consent (a “Deferred Consent”) is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights of the Sellers thereunder so that the Buyers would not receive all such rights, then, in each such case, (a) the contract, lease, authorization, license or permit to which such Deferred Consent relates (a “Deferred Item”) shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, and (b) unless and until such Deferred Consent is obtained, the Sellers and the Buyers will cooperate, in all commercially reasonable respects, to provide to the Buyers the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, lease, authorization, license or permit, including enforcement for the benefit of the Buyers of all claims or rights arising thereunder, and the performance by the Buyers at the Buyers’ expense of the obligations thereunder on a prompt and punctual basis. For purposes of this Agreement, “Governmental Entity” means any federal, state, local, U.S. or foreign court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.

     8.9 Subsidiaries. Following the Closing, the Sellers shall provide to the Buyers any work papers, financial records, account information, governmental filings and corporate records relating to Protagona WW P&Y Ltd (Australia) and Protagona WW Ltd (Hong Kong).

     8.10 Barclays. Promptly following the Closing, the Parent and the Buyers shall cooperate in good faith to obtain the termination and release of the debenture dated January 26, 1990 in favor of Barclays Bank plc with respect to DC CM.

     8.11 Further Assurances. At any time and from time to time after the Closing Date, as and when reasonably requested by any Party and at such Party’s expense, the other Party or Parties shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE IX
MISCELLANEOUS

     9.1 Press Releases and Announcements. Immediately after the execution and delivery of this Agreement, the Parties will issue a joint press release announcing the execution and delivery of this Agreement, substantially in the form previously delivered to each other. No Party shall issue (and each Party shall cause its Affiliates not to issue) any other press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party or Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party or Parties and the other Party or Parties shall, if practicable, have the right to review such press release or announcement prior to its publication).

     9.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

     9.3 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates; provided, however, that, for purposes of this Section 9.3, “Affiliates” of the Sellers shall be deemed to include only the Sellers, Subsidiaries of the Sellers and the respective executive officers and directors of such Sellers and Subsidiaries. Prior to the Closing, each Business Subsidiary will be deemed, for purposes of this Agreement, to be an Affiliate of the Sellers and not of the Buyers. Following the Closing, each Business Subsidiary will be deemed, for purposes of this Agreement, to be an Affiliate of the Buyers and not of the Sellers.

     9.4 Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement between the Buyers, on the one hand, and the Sellers, on the other hand. This Agreement supersedes any prior agreements or understandings between the Buyers, on the one hand, and the Sellers, on the other hand, and any representations or statements made by or on behalf of any Seller or any of their respective Affiliates to the Buyers, whether written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement. The Confidentiality Agreement, insofar as it covers information relating exclusively or primarily to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder. The Parties agree that the letter of intent dated February 3, 2005, as amended, between Aprimo and the Parent is hereby terminated and of no further force or effect.

     9.5 Succession and Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Parent (in the case of an assignment by any Buyer) or Aprimo (in the case of an assignment by any Seller), which written approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, (a) by any Party to any entity that acquires all or substantially all of such Party’s stock, business or assets, (b) by the Sellers to any entity that acquires all or substantially all of the assets of the Parent’s Ad Management business unit or (c) by any Party to an Affiliate of such Party. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

     9.6 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyers:	Copy to:

Aprimo, Incorporated	Goodwin Procter LLP
510 East 96th Street, Suite 300	53 State Street
Indianapolis, IN 46240	Boston, MA 02109

Telecopy: (317) 803-4254	Telecopy: (617) 523-1231
Attention: Chairman and CEO	Attention: John J. Egan, III
David J. Powers

If to any Seller:	Copy to:

DoubleClick Inc.	Wilmer Cutler Pickering
111 Eighth Avenue	Hale and Dorr LLP
10th Floor	60 State Street
New York, NY 10011	Boston, MA 02109

Telecopy: (212) 287-1203	Telecopy: (617) 526-5000
Attention: General Counsel	Attention: James R. Burke

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail with verbal confirmation), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     9.7 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     9.9 Expenses. Except as otherwise specifically provided to the contrary in this Agreement and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     9.10 Specific Performance. Each Party acknowledges and agrees that the other Party or Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party or Parties may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

     9.11 Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

     9.12 Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in New York County in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.6. Nothing in this Section 9.12, however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by law.

     9.13 Bulk Transfer Laws. The Buyers acknowledge that the Sellers will not comply with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

     9.14 Construction.

          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

          (b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          (c) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d) Any reference herein to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.

          (e) All references to “$”, “Dollars” or “US$” refer to currency of the United States of America.

     9.15 Foreign Exchange Conversions. If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) referred to herein (including without limitation the calculation, payment or reimbursement of Damages under Article V hereof) is originally stated or expressed in a currency other than United States Dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the Party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder (or, in the case of Article V hereof, would have first become obligated to do so but for the operation of Section 5.5(a) hereof); provided, however, that nothing in this Section 9.15 shall be deemed to require any Party to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a Party to violate, applicable law or GAAP. For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

     9.16 Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement.

     9.17 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     9.18 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

DOUBLECLICK INC.

By:	/s/ Bruce Dalziel

Name:	Bruce Dalziel

Title:	Chief Financial Officer

DOUBLECLICK INTERNATIONAL TECHSOLUTIONS LIMITED

By:	/s/ Aidan Booth

Name:	Aidan Booth

Title:	Director

APRIMO, INCORPORATED

By:	/s/ W. Godfrey

Name:	William Godfrey

Title:	CEO

APRIMO UK LIMITED

By:	/s/ W. Godfrey

Name:	William Godfrey

Title:	CEO

[Signature page to Purchase and Sale Agreement]